Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of October 10, 2022, by and between Passage BIO, Inc. (the “Company”), and William Chou (the “Employee”) (collectively, the “Parties,” and each of the Company and the Employee, a “Party”).

WHEREAS, the Parties desire to enter into this Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree upon the following terms and conditions of employment of the Employee by the Company.

The Company and the Employee agree as follows:

1.Definitions.  The following terms used in this Agreement shall, unless otherwise clearly required by the context, have the meanings assigned to them in this Section 1.

“Annual Salary” means the annual salary payable to the Employee, initially in the amount of $580,000, less applicable deductions, and as may be changed from time to time.

“Board” means the Board of Directors of the Company.

“Cause” means a good faith determination by the Board, that any of the following has occurred: (i) the Employee’s commission of, conviction of, or plea of nolo contendere to, a felony or an act constituting common law fraud, which has or is reasonably expected to have a material adverse effect on the business or affairs of the Company; (ii) the Employee’s willful and repeated failure to perform in any material respect the Employee’s duties for the Company; (iii) the Employee’s intentional breach of the Company confidential information obligations, invention assignment agreement, or any written Company policy that has been communicated to the Employee in advance of the Employee’s breach; or (iv) the Employee’s intentional and material breach of this Agreement; provided, however, that prior to any determination that “Cause” under this Agreement has occurred, the Board shall (A) provide to the Employee written notice specifying the particular event or actions giving rise to such determination and (B) provide the Employee an opportunity to be heard within 30 days of such notice and (C) provide the Employee with 30 days from the date the Employee is heard to cure such event or actions giving rise to a determination of “Cause,” if curable.

“Change of Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity (other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own more than fifty percent (50%) of the total voting power of the then-outstanding securities in the Company) either directly or indirectly becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty (50%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company, provided that, in each case, a transaction or series of transactions shall only constitute a Change of Control if it also satisfies the requirements of a change of control under U.S. Treasury Regulation 1.409A-3(i)(5)(v), 1.409A-3(i)(5)(vi), or 1.409A-3(i)(5)(vii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Conflict of Interest” has the meaning set forth in Section 4.3.

“Date of Termination” means the date that is the Employee’s last day of employment at the Company.

“Employment Start Date” means the first day of the Employee’s employment with the Company.

“Good Reason” means any of the following events taken without the Employee’s written consent and provided (a) the Company receives, within ninety (90) days following the initial date on which the Employee becomes aware of the occurrence of any of the events set forth in clauses (i) through (vii) below, written notice from the Employee specifying the specific basis for the Employee’s belief that the Employee is entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) the Employee terminates employment within thirty (30) days following expiration of such cure period: (i) any failure by the Employee to hold the title of Chief Executive Officer and be a member of the Board; (ii) a material reduction of the Employee’s responsibilities, authority or duties to a level materially less than the responsibilities, authorities or duties the Employee occupied or possessed on the date immediately preceding such reduction (which, so long as the Employee is the Chief Executive Officer of the Company, shall include the appointment of another person as co-Chief Executive Officer); (iii) any material reduction in the Employee’s Annual Salary or Target Bonus Opportunity; (iv) the failure by the Company to pay compensation when due in accordance with the provisions of Section 3; (v) the Company requiring the Employee to be based at any office or location more than forty (40) miles from the Employee’s then-current principal place of employment immediately prior to such relocation; (vi) the Company’s material breach of any provision of this Agreement; or (vii) the failure of the Company to obtain from any successor to the Company an agreement to be bound by this Agreement pursuant to Section 9.7 hereof (except to the extent the successor is bound by operation of law, it being understood that failure to obtain such agreement to be bound will in no way alter or compromise the effectiveness of this Agreement).

“Omnibus Plan” means the Company’s shareholder approved incentive plan or plans, which may include long-term equity-based compensation plans, short-term performance-based compensation plans and any other similar plans, as such may be in effect from time to time.

2.Title, Duties, and Location.  The Employee shall serve as Chief Executive Officer of the Company. The Employee will have the authority, duties and responsibilities that are customary for the Employee’s position as the chief executive officer of a publicly traded company, and shall report solely to the Board.  The Employee will devote all of Employee’s business time to the Company.  The Employee, as Chief Executive Officer, shall be principally responsible for all decision-making with respect to the Company and its subsidiaries (including with respect to the hiring and dismissal of all executives and deciding which such executives shall report solely and directly to him), subject to supervision by the Board and its committees.  The Employee’s primary office location will be the Company’s headquarters in Philadelphia, Pennsylvania (though the Employee will be entitled to work remotely for approximately 50% of the time during each month of his employment hereunder).  The Employee shall also be appointed to serve as a member of the Board, effective as of the Employment Start Date.

3.Compensation and Benefits.

3.1Annual Salary.  The Annual Salary will be payable in accordance with the payroll policies of the Company in effect from time to time, but in no event less frequently than twice each month, less any deductions required to be withheld by applicable law and less any voluntary deductions made by the Employee.  The Annual Salary will be subject to review for a possible increase in the first quarter of the 2023 calendar year, and will be subject to further review annually thereafter.

3.2Incentive Compensation.  The Employee shall be eligible to receive an annual performance bonus, with a target amount equal to 55% of the Annual Salary (“Target Bonus Opportunity”), based upon the achievement of performance objectives established by the Board and subject to the terms of the applicable bonus plan(s).  The Employee will have the right to consult with the Board (and its Compensation Committee) in connection with the establishment of such annual performance objectives.  The Employee will be eligible for a prorated bonus for the 2022 calendar year.  Bonus payouts, if any, will be paid no later than March 15 of the year following the calendar year to which the bonus is applicable, and will be pro-rated, as applicable, for approved leaves of absence.

3.3Transportation and Housing Allowance.  The Company will reimburse the Employee for reasonable travel commuting expenses (flight, car rental or car service and similar), including travel commuting expenses to visit the Philadelphia office, in accordance with the Company’s reimbursement expense policy for travel commuting expenses.  In addition, the Employee will receive a cash reimbursement (less any applicable withholding taxes) for reasonable housing expenses necessary to permit the Employee to spend approximately 50% of the Employee’s working time each month in Philadelphia in an amount not to exceed $7,500 per month (which amount will be reviewed every three months and adjusted to reflect the actual costs of reasonable housing) and in accordance with the Company’s policy as in effect from time to time; provided that the Employee will not be reimbursed for expenses related to his own meals or entertainment while in Philadelphia (but, for the avoidance of doubt, the Employee will be eligible for reimbursement of reasonable business expenses, including meals and entertainment expenses, pursuant to Section 3.7 below), and the Employee will be liable for any taxes associated with such housing expenses.

3.4Signing Bonus.  The Employee will receive a signing bonus of $200,000 (“Signing Bonus”) within thirty (30) days after the Employment Start Date, provided that: (a) if the Employee is terminated by the Company with Cause or Employee resigns without Good Reason on or before the twelve (12) month anniversary the Employment Start Date, the Employee will repay to the Company the full amount of the Signing Bonus (net of applicable taxes) within 30 days following such termination or resignation from employment; and (b) if the Employee is terminated by the Company with Cause or Employee resigns without Good Reason on or after the twelve (12) month anniversary the Employment Start Date, but prior to the eighteen (18) month anniversary of the Employment Start Date, the Employee will repay to the Company 50% of the Signing Bonus (net of applicable taxes) within 30 days following such termination or resignation from employment.

3.5Option Award.  As an inducement to join the Company, the Board will grant the Employee an option to purchase 885,000 shares (the “Option”) under the Company’s 2020 Equity Incentive Plan, the Company’s 2021 Inducement Equity Plan or under a standalone inducement award in compliance with Nasdaq listing rule 5634(c)(4) (each, an “Equity Plan”).  The Option will vest as to 1/4th of the shares on the 1-year anniversary of the Employment Start Date, and as to 1/48th of the shares each month thereafter; provided that, subject to Section 5 below, vesting will be contingent on the Employee’s continued service with the Company on the applicable time based vesting dates, and will be subject to the terms and conditions of the written agreement governing the grant, the Equity Plan and this Agreement.

3.6Participation in Employee Benefit Plans.  The Employee may participate in any group life, hospitalization or disability insurance plan, health program, retirement plan, similar benefit plan or other so called “fringe benefits” of the Company for which other senior executives of the Company are eligible.  The Employee’s participation in any such plans shall be on the terms and conditions set forth in the governing plan documents as they may be in effect from time to time.

3.7General Business Expenses.  The Company shall pay or reimburse the Employee for all business expenses reasonably and necessarily incurred by the Employee in the performance of the Employee’s duties under this Agreement, consistent with the Company’s business expense reimbursement policy, as in effect from time to time.

3.8Company Policies.  The Employee understands and agrees to abide by Company’s insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time.

4.Protection of Company Trade Secrets and Proprietary Information.

4.1EIACNA.  As an employee of the Company, the Employee will have access to certain confidential information of the Company and the Employee may, during the course of the Employee’s employment, develop certain information or inventions that will be the property of the Company.  To protect the Company’s interests, as a condition of employment, the Employee must sign and abide by the Company’s standard Employee Invention Assignment, Confidentiality, and Non-Competition Agreement (the “EIACNA”), attached hereto as Exhibit A.

4.2No Breach of Obligations to Prior Employers.  The Company hereby directs the Employee not to bring with the Employee any confidential or proprietary material of any former employer or to violate any other obligations the Employee may have to any former employer.  The Employee represents that by the signing of this Agreement and the Company’s

EIACNA and the Employee’s commencement of employment with the Company will not violate any agreement currently in place between the Employee and current or past employers.

4.3Conflicts of Interest.  The Employee agrees that during the Employee’s employment with the Company the Employee will not engage, either directly or indirectly, in any activity which might adversely affect the Company or its affiliates (a “Conflict of Interest”), including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or acceptance of any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that the Employee will promptly inform the Board as to each offer received by the Employee to engage in any such activity. The Employee further agrees to disclose to the Company any other facts of which the Employee becomes aware which might in the Employee’s good faith judgment reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

5.Termination Payments.

5.1Accrued Payments.  In general, on termination of the Employee’s employment for any reason, the following amounts will be paid to the Employee, or the Employee’s estate, as the case may be:

(a)All accrued but unpaid Annual Salary, payable in the next regularly scheduled pay period following the Employee’s Date of Termination or such earlier date as may be required by law;

(b)Accrued but unused vacation time, to the extent payment is either required by law or provided for in the Company’s vacation or paid-time-off policy, as such may be in effect from time to time;

(c)Any annual incentive bonus that has been earned with respect to a previously completed bonus period, but remains unpaid as of the Date of Termination;

(d)Any vested amounts and benefits payable to the Employee under the terms of any employee benefit plans in which the Employee was a participant; and

(e)Reimbursement of any of the Employee’s business expenses not previously reimbursed, to the extent provided for under the Company’s business expense reimbursement policy.

5.2Termination for Cause.  The Company has the right, at any time during the Employee’s employment, subject to all of the provisions hereof, exercisable by serving written notice, effective on or after the date of service of such notice as specified therein, to terminate the Employee’s employment under this Agreement and discharge the Employee for Cause (such notice to be consistent with the notice, hearing and cure provisions of the “Cause” definition set forth herein).  A termination of employment will be effective on the date set forth in such notice of termination.

5.3Termination without Cause.  The Company has the right, at any time during the Employee’s employment, to terminate the Employee’s employment without Cause by providing the Employee with notice.

5.4Termination without Cause or Resignation for Good Reason.  In the event the Company terminates the Employee’s employment without Cause, or the Employee resigns from employment with the Company for Good Reason, then subject to the Employee’s satisfaction of the Severance Conditions (defined below), the Employee will be entitled to the following separation benefits:

(a)Severance.  The Employee will be entitled to a lump sum payment equal to the Employee’s then Annual Salary for an additional twelve (12) months after the Date of Termination (the “Severance”).

(b)Bonus.  The Company will pay the Employee a lump sum payment equal to the Employee’s Target Bonus Opportunity for the year of termination or resignation (the “Target Bonus”).

(c)COBRA.   Consistent with the terms of COBRA and the Company’s health insurance plan, the Company shall pay the monthly cost of COBRA premiums for continued group health, dental and vision plan insurance coverage for the Employee and his dependents under the plans and programs in which the Employee participated immediately prior to the Date of Termination, or plans and programs maintained by the Company in replacement thereof in which the senior executives of the Company are eligible to participate, for a period of twelve (12) months following the Date of Termination (the “COBRA Payments”).

(d)The Employee will be entitled to receive the benefits referenced in this Section 5.4 and on the terms of this Section 5.4 within sixty (60) calendar days of the Date of Termination provided the Employee has satisfied the following “Severance Conditions”: (1) the Employee has resigned from all officer and director positions the Employee may have held with the Company, if requested by the Company; (2) the Employee has returned all material Company property (or deleted all material Company property that is maintained on any personal electronic device) in the Employee’s possession; (3) the Employee has materially complied with the Employee’s obligations under the EIACNA (as defined below) and continues to materially comply with such obligations; and (4) the Employee has executed a general release of all known and unknown claims that the Employee may have against the Company or persons affiliated with the Company in a form acceptable to and to be provided by the Company (the “Release”) and the Release becomes effective and irrevocable in accordance with its terms.

5.5Termination without Cause or Resignation for Good Reason within 2 months prior to or 12 months following a Change of Control.  In the event the Company terminates the Employee’s employment without Cause, or the Employee resigns from employment with the Company for Good Reason, in either case within two (2) months prior to or twelve (12) months following a Change of Control (define above), then subject to the Employee’s satisfaction of the Severance Conditions (defined above), the Employee will be entitled to the payments and benefits referenced in Section 5.4, provided that: (i) the Severance shall be equal to eighteen (18) months of the Employee’s then-Annual Salary; (ii) the COBRA Payments shall be provided for a period of eighteen (18) months following the Date of Termination; (iii) in lieu of the Target Bonus, the Employee shall receive an amount equal to 150% of the Target Bonus; and (iv) each of the Employee’s unvested options to purchase shares of the Company common stock as well as any and all other stock-based awards granted to the Employee, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights (“Equity Awards”), shall accelerate and become fully vested and, if applicable, exercisable and any forfeiture restrictions thereon shall lapse, effective as of the date of such termination of service; provided, however, that the grant agreement for the purpose of any Equity Award that would otherwise vest upon satisfaction of performance metrics or factors other than the continuation of the Employee’s employment with the Company (the “Performance-Based Awards”) may provide for alternative treatment in lieu of the foregoing and, absent any such treatment in the grant agreement, the vesting acceleration provided for herein shall be deemed to have been met based on the achievement of the Performance-Based Award at the greater of “at target” or, if determinable, actual performance.   All of the Employee’s vested stock options (after giving effect to the foregoing acceleration) shall remain exercisable until the earlier of the first anniversary of the Employee’s Date of Termination and the original expiration date for such stock option as set forth in the applicable award agreement evidencing such grant.

5.6Non-Assumption of Equity Awards Following a Change of Control.  Notwithstanding anything to the contrary herein or in any equity plan or any applicable award agreement pursuant to Equity Awards granted thereunder, if the successor or acquiring corporation (if any) of the Company refuses to assume, convert, replace or substitute the Employee’s unvested Equity Awards in connection with a Change of Control, each of the Employee’s unvested Equity Awards that are not assumed, converted, replaced or substituted, shall accelerate and become fully vested and if applicable, exercisable, effective immediately prior to the Change of Control.  With respect to Performance-Based Awards, the grant agreement may provide for alternative treatment in lieu of the foregoing and, absent any such treatment in the grant agreement, the vesting acceleration provided for herein shall be deemed to have been met based on the achievement of the Performance-Based Award at the greater of “at target” or, if determinable, actual performance.

6.Tax Matters.

6.1Withholding, Taxes, Deductions.  All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law as referenced in this Agreement.

6.2Code Section 409A.  The following provisions shall apply in connection with compliance with Code Section 409A:

(a)The intent of the Parties is that payments and benefits under the Agreement that are not exempt from Section 409A of the Code shall be in compliance with Code Section 409A (and regulations and guidance promulgated by the IRS and/or Treasury related to Code Section 409A) (together “Code Section 409A”) to the maximum extent permitted, and the Agreement shall be interpreted to be in compliance therewith.

(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or taxable benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Term,” or like terms shall mean “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, U.S. Treasury Regulation Section 1.409A-1(h) or any successor provision thereto.

(c)It is intended that each installment, if any, of any payments and benefits provided hereunder to which Code Section 409A is applicable shall be treated as a separate “payment” for purposes of Code Section 409A.  Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

(d)In the event, as of the date of the Employee’s “separation from service,” the Employee is a “specified employee” (within the meaning of that term under Code Section 409A(a)(2)(B)), then with regard to any payment or the provision of any benefit that is subject to Code Section 409A (whether under this Agreement, or pursuant to any other agreement with, or plan, program, payroll practice of, the Company) and is due upon or as a result of the Employee’s separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A of the Code, until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (B) the date of the Employee’s death and shall then be paid in a single sum as soon as practicable on or after the date such payment is permitted to be made under this paragraph.

(e)All reimbursements and in-kind benefits provided under this Agreement or otherwise to the Employee, to the extent such payments or benefits are subject to Code Section 409A, shall be made or provided in accordance with the requirements of Section 409A of the Code and specifically, consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv).

6.3Certain Excise Taxes.  Notwithstanding anything to the contrary in this Agreement, if the Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Employee from the Company and its affiliates will be one dollar ($1.00) less than three times the Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes, and as determined by the Company and its advisors in their sole discretion).  Nothing in this Section 6.3 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Employee’s excise tax liabilities under Section 4999 of the Code.

7.Indemnification.  The Company will agree to indemnify the Employee with respect to activities in connection with the Employee’s employment hereunder on the terms and conditions set forth in its standard Indemnification Agreement for officers and directors, in the form attached hereto as Exhibit B.  The parties shall execute the Indemnification Agreement upon or shortly following the Employment Start Date.

8.Attorney’s Fees.  The Company will reimburse, promptly upon presentation of invoices, the Employee’s expenses for legal or other advisors incurred in the review and finalization of this Agreement and related documentation, up to an aggregate of $7,500.

9.Miscellaneous.

9.1At Will Employment.  Employment with the Company is for no specific period of time and, at all times, is “at will” in nature, which means the employment relationship can be terminated by either of the Employee or the Company for any reason, at any time.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this Agreement) are superseded by this Agreement.  Further, the Employee’s participation in any stock option or benefit program is not to be regarded as assuring the Employee of continuing employment for any particular period of time.

9.2Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered via email, as follows:

if to the Company, to:

Chip Cale,

if to the Employee, to:

The Employee’s address as set forth in the Company’s personnel records

With a copy which shall not constitute notice to:

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Attention: Shane J. Stroud, Esq.

Email:

Any party may change its address for notice hereunder by notice to the other party hereto.

9.3Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, however, the terms of any benefit plans shall remain in force and effect.

9.4Background Check. Employment under this Agreement is conditioned upon satisfactory verification of criminal, education, driving and/or employment background.

9.5Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.6Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without giving effect to the choice of law provisions thereof).

9.7Assignment.  This Agreement, and any rights and obligations hereunder, may not be assigned by the Employee and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company or its affiliates; provided that the Company shall require such affiliate or successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; and provided further, however, that this Agreement shall inure to the benefit of and may be enforced by the Employee’s heirs and legal representatives.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

9.8Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.10No Presumption against Interest.  This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision of this Agreement shall be construed against any party as being drafted by said party.

9.11No Duty to Mitigate.  The Employee shall not be required to mitigate damages with respect to the termination of the Employee’s employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Employee under this Agreement on account of subsequent employment except as specifically provided in this Agreement.  Additionally, amounts owed to the Employee under this Agreement shall not be offset by any claims the Company may have against the Employee, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Employee or others.

9.12Dispute Resolution.  If any dispute arises out of or relates to this Agreement, or the breach thereof, the Employee and the Company agree to promptly negotiate in good faith to resolve such dispute.  If the dispute cannot be settled by the parties through negotiation, the Employee and the Company agree to try in good faith to settle the dispute by mediation under the then-current employment mediation rules of the American Arbitration Association the (“AAA”) before resorting to arbitration or any other dispute resolution procedure.  If the parties are unable to settle the dispute by mediation as provided in the preceding sentence within 30 days of a written demand for mediation, any Arbitrable Claims (as defined herein) shall be resolved by binding arbitration before one (1) arbitrator in accordance with the AAA’s then-current rules for the resolution of employment disputes (currently the Employment Arbitration Rules and Mediation Procedures, which may be accessed at https://www.adr.org/sites/default/files/EmploymentRules_Web2119.pdf), with the Company and employee to split all costs of arbitration, including, but not limited to, the fees of the arbitrator, but excluding any attorney fees.  The arbitration shall be held in Philadelphia County, Pennsylvania, or such other location to which the parties mutually agree.  The arbitrator shall among other things determine the validity, scope, interpretation and enforceability of this arbitration clause.  The award shall be a reasoned award and rendered within 30 days of the conclusion of the arbitration hearing.  The decision of the arbitrator shall be final and binding and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  “Arbitrable Claims” refers to any claim, controversy or dispute arising out of or relating to the Employee’s employment with the Company and the termination thereof, including, but not limited to, claims arising from or related to this Agreement or the breach thereof, or claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state, or local ordinance, statute, regulation or constitutional provision.  Notwithstanding the foregoing provisions of this Section 9.12, either party may seek injunctive relief from a court of competent jurisdiction located in Philadelphia County, Pennsylvania, in the event of a breach or threatened breach of any covenant contained in the EIACNA.

9.13 Authorization to Work.  Because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of the Employment Start Date, the Employee must present documentation demonstrating that the Employee has authorization to work in the United States.  The obligations set forth in this Agreement are contingent upon satisfaction of this requirement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYEE:		COMPANY:

Passage BIO, Inc.

/s/ William Chou		By:	/s/ Maxine Gowen
William Chou
		Name:	Maxine Gowen
		Title:	Interim Executive Chairwoman

Date:	September 27, 2022	Date:	September 27, 2022

EXHIBIT A

EMPLOYEE INVENTION ASSIGNMENT, CONFIDENTIALITY, AND NON-COMPETITION AGREEMENT

EXHIBIT B

FORM OF INDEMNIFICATION AGREEMENT